Contact(s):	Media Inquiries:	Visteon Corporation
	Kimberly A. Welch	Corporate Communications
	313-755-3537	17000 Rotunda Drive
	kwelch5@visteon.com	Dearborn, Michigan 48120
Facsimile: 313-755-7983

Jim Fisher
313-755-0635
jfishe89@visteon.com

Investor Inquiries:
Derek Fiebig
313-755-3699
dfiebig@visteon.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Visteon Appoints Michael F. Johnston Chief Executive Officer; Peter J. Pestillo to Remain Chairman Through May 2005

DEARBORN, Michigan, June 28, 2004 — The Board of Directors of Visteon Corporation (NYSE: VC) today announced the appointment of Michael F. Johnston, 57, as chief executive officer and president, effective July 1, 2004. Peter J. Pestillo, 66, will continue as chairman of Visteon’s Board of Directors until May 11, 2005, the date of the company’s next annual shareholders meeting, when he plans to retire.

Johnston’s move from president and chief operating officer to CEO and president is in keeping with the succession plan established when Johnston joined Visteon in 2000 and was subsequently elected to the Board of Directors in April, 2002. Pestillo has been chairman and CEO of Visteon since January 1, 2000.

“Mike Johnston has demonstrated the leadership and vision to elevate Visteon to the next level of performance expected of a pre-eminent automotive supplier,” said Pestillo. “His intense commitment to deliver results in terms of innovative products, superior quality and financial performance will serve all our stakeholders well. As Mike assumes the CEO role, I look forward to continuing our strong personal and professional relationship.”

Johnston said, “I appreciate the support from the Visteon Board of Directors and the continued confidence they have in me to take this company forward. Visteon has never been in a stronger position than today to deliver value to our customers, employees and shareholders because of the solid foundation developed under Pete’s leadership. I am pleased to have the opportunity to

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continue working closely with Pete to continue building that foundation for future success.”

With nearly three decades of experience in the automotive supplier and aerospace industries, Johnston has extensive expertise in manufacturing, product development, sales and customer relations. He has established a strong track record of delivering on business commitments and improving shareholder value. Prior to joining Visteon in September 2000, Johnston had been with Johnson Controls, Inc. since 1989 and held leadership positions of progressively increased responsibility.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has approximately 72,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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